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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ALPNET, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALPNET, INC.

4460 South Highland Drive, Suite #100
Salt Lake City, Utah 84124-3543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 23, 2001

To the Shareholders of ALPNET, Inc.:

    Notice is hereby given that the Annual Meeting of the Shareholders of ALPNET, Inc. (the "Company"), will be held on Wednesday, May 23, 2001, at 1:00 p.m., Eastern Standard Time, at the Metropolitan Hotel, 569 Lexington Avenue at 51st Street, New York, NY 10022, for the following purposes:

  1.
  To elect directors for the terms specified in the enclosed Proxy Statement;

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2001; and

  3.
  To transact any other business which may properly come before the meeting.

    Only the shareholders of record at the close of business on March 15, 2001 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. A list of shareholders as of such date will be available for examination by any shareholder for any appropriate purpose relating to the meeting, at the offices of the Company, for ten days prior to May 23, 2001.

    The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

By Order of the Board of Directors

James R. Morgan
Secretary

Salt Lake City, Utah
March 27, 2001

    IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY MARK, SIGN, DATE and RETURN the accompanying form of proxy in the enclosed self-addressed envelope. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person. The proxy may be revoked at any time prior to its exercise in the manner described in the Proxy Statement.

ALPNET, INC.

4460 South Highland Drive, Suite #100
Salt Lake City, Utah 84124-3543

March 27, 2001

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of ALPNET, Inc. (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Metropolitan Hotel, 569 Lexington Avenue at 51st Street, New York, NY 10022, on Wednesday, May 23, 2001, at 1:00 p.m., Eastern Standard Time, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy will be first sent or given to shareholders on or about March 27, 2001.

    Your vote is important. Accordingly, you are urged to sign and return the enclosed proxy whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

    Any shareholder who executes a proxy may revoke it any time before it is voted by notifying the secretary of the Company, in writing, of the revocation, or by duly executing another proxy bearing a later date, or by attending the meeting and expressing a desire to vote his or her shares in person.

    The cost of this solicitation will be borne by the Company. The Company will use its own employees to assist in the solicitation of proxies. Although there is no formal agreement to do so, the Company may also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

    VOTING SECURITIES

     The Company's authorized capital stock consists of 100 million shares of no par value Common Stock and 4 million shares of Preferred Stock. As of March 15, 2001 (the "Record Date"), shares which are entitled to vote at the meeting include: (i) 31,733,507 shares of Common Stock; and (ii) 87,339 shares of series D Preferred Stock which have voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 common shares. Only those shareholders of record at the close of business on the Record Date will be entitled to vote. Each shareholder of Common Stock will be entitled to one vote for each common share owned. The shareholder of series D Preferred Stock will be entitled to nine votes for each series D preferred share owned. The affirmative vote of a majority of shares represented at the meeting will be the act of the shareholders. Unless contrary instructions are given, all shares represented by the persons named in the enclosed form of proxy will be voted "FOR" each of the proposals, and otherwise in the discretion of any of the persons acting as proxies for such other business as may properly come before the meeting.

PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 15, 2001, the beneficial ownership of the Company's Common Stock and Common Stock equivalents by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, and (ii) all directors and executive officers as a group. Common Stock equivalents include Preferred Stock which can be converted to Common Stock at a ratio of nine common shares for each Preferred Share of series D Preferred Stock, shares of Common Stock issuable under stock options granted and exercisable within 60 days of March 15, 2001, and shares of Common Stock issuable upon the conversion of Convertible Notes which are available to be converted within 60 days of March 15, 2001. Detailed information regarding voting securities beneficially owned by directors and director nominees is disclosed under Election of Directors, below. The information shown below was furnished to the Company by the respective persons listed.

	Shares of Common Stock and Equivalents
Name and Address of Beneficial Owner	Beneficially Owned as of March 15, 2001(1)(2)	Percent of Common Stock and Equivalents Outstanding(1)(2)

STORK	3,000,000	9.45%
Koninklijke Machinefabriek Stork BV Industrieplein 3 / PO Box 38 7550 SS Hengelo The Netherlands
H.F. Boeckmann, II	2,761,974(3)	8.70%
15505 Roscoe Boulevard North Hills, CA 91343
The Tail Wind Fund Ltd.	2,250,352	7.09%
Mees Pierson (Bahamas) Ltd. Windemere House 404 East Bay Street Nassau, Bahamas
All executive officers and directors as a group (10 persons)	2,918,668(4)	8.92%
(1)
The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each shareholder has exercised all available options to acquire Common Stock, has converted all Preferred Stock to Common Stock, and has converted all Convertible Notes to Common Stock and that no other shareholder has made the same exercise or conversions, thus indicating the maximum number and percentage of share ownership possible. The Preferred Stock has voting rights as if the Preferred Stock has been converted to Common Stock, at the ratio of nine common shares for each preferred share of series D Preferred Stock. The Holder of the Preferred Stock has these voting rights even if the Preferred Stock is never converted to Common Stock. Convertible Notes have no voting rights prior to conversion.

(2)
These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 15, 2001.

(3)
Includes 20,000 shares of Common Stock owned by Mr. Boeckmann's immediate family, as to which he disclaims beneficial ownership.

(4)
Includes: (i) 1,927,640 shares of Common Stock issued and outstanding, (ii) 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 15, 2001, (iii) 11,000 options to acquire Common Stock which right is exercisable within 60 days of March 15, 2001, and (iv) 193,977 shares of Common Stock issuable upon the exercise of the right to convert Convertible Notes which right is exercisable within 60 days of March 15, 2001.

ELECTION OF DIRECTORS
(Proposal No. 1)

     At the meeting, eight directors are to be elected to hold office for one year or until their successors shall be elected and qualified or until they resign. Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election of the persons identified as nominees for director in the table below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve. The election of each director requires the affirmative vote of not less than a majority of the issued and outstanding Common Stock and Preferred Stock represented and entitled to vote at the meeting. Each share of Common Stock will be entitled to one vote for each director and each share of series D Preferred Stock will be entitled to nine votes for each director.

    No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was nominated or is to be elected as a director or officer.

    The Board of Directors recommends a vote "FOR" each of the nominees for Director of the Company.

INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTOR

     The following table sets forth the name and age of each nominee, the position and office with the Company held by each nominee, the year each first became a director, and the beneficial ownership of stock in the Company of each. The information below the table sets forth the principal occupation, employment and business experience of each nominee for the past five years.

Name, Address, and Position	Age	First Became a Director	Shares of Common Stock and Equivalents Beneficially Owned As of March 15, 2001(1)(2)		Percent of Common Stock and Equivalents Outstanding(1)(2)

Nominees for Director
Michael F. Eichner	55	1988	1,536,822	(3)(4)	4.7%
35 Rothschild Street London SE27 0JN United Kingdom Chairman and Acting CEO
Jaap van der Meer	46	1996	1,170,246		3.7%
Havengebouw De Ruyterkade 7 1013 AA Amsterdam The Netherlands President
John W. Wittwer	55	1993	5,834		*
4460 S. Highland Dr. Suite #100 Salt Lake City, UT 84124 Vice President Finance and CFO
James R. Morgan	54	1997	5,000		*
4460 S. Highland Dr.		(Former director
Suite #100		1990-1995)
Salt Lake City, UT 84124 Vice President Legal and CLO Secretary to the Board
Donald N. Reeves	64	1997	18,725		*
3361 N. Calle Tortosa Tucson, AZ 85750
Darnell L. Boehm	52	1999	67,041	(5)	*
19330 Bardsley Place Monument, CO 80132
Gerard J.M. Dijkstra	52	1999	None
Burg. Verderlaan 13 3544 AD Utrecht The Netherlands
Eckart J. Wintzen	61	2000	None
Woudenbergseweg 41 3711 AA Austerlitz The Netherlands

*
Less than 1%

(1)
The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each director or nominee has exercised all available options to acquire Common Stock and has converted all Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum number and percentage of share ownership possible.

(2)
These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 15, 2001.

(3)
Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 15, 2001.

(4)
Includes 167,936 shares of Common Stock issuable upon the exercise of the right to convert Convertible Notes which right is exercisable within 60 days of March 15, 2001.

(5)
Includes 26,041 shares of Common Stock issuable upon the exercise of the right to convert a Convertible Note which right is exercisable within 60 days of March 15, 2001 and 6,000 options to acquire Common Stock which right is exercisable within 60 days of March 15, 2001.

Michael F. Eichner.  Mr. Eichner is a resident of the U.K., has served as a director of the Company since May 1988, and is currently the Chairman of the Board of Directors, Acting CEO and serves as a member of the Company's Corporate Management Team. He served as Executive Chairman of Interlingua TTI Group Ltd. of London, England (then the largest translation Company in Europe) from 1985 until March 1988 when Interlingua was acquired by ALPNET, Inc. He joined Interlingua in 1978 and served as its Managing Director until 1984 when Interlingua merged with TTI Group and he assumed the position of Executive Chairman. Mr. Eichner is also Chairman of Eurosis Group P.L.C. of London, England, a company involved in providing leased equipment and personnel to the international conference and meetings industry.

Jaap van der Meer.  Mr. Van der Meer is a resident of The Netherlands, has served as a director since May 1996, and as President of the Company since August 1997 and serves as a member of the Company's Corporate Management Team. He served as CEO from November 1998 to November 2000. Mr. Van der Meer joined the Company in September 1995 assuming responsibilities for strategic development and worldwide sales and marketing. Before Mr. Van der Meer joined ALPNET, he was the CEO of INK International in Amsterdam, a leading translation/localization company. Mr. Van der Meer founded INK in 1980 and he and his partners sold the company to R.R. Donnelley & Sons Company in 1993. At the end of 1994, Mr. Van der Meer left Donnelley to pursue his interests in combining telecommunications with language services and he worked on various consultancy projects before joining ALPNET. Mr. Van der Meer holds a degree in linguistics and literature at the University of Amsterdam.

John W. Wittwer.  Mr. Wittwer is a resident of the U.S., was one of the founders of the Company in 1980, and has served as a director of the Company since May 1993. He is currently serving as Vice President Finance and Chief Financial Officer and as a member of the Company's Corporate ManagementTeam. He has been employed by the Company since 1982 serving in various roles of ALPNET's executive management, including corporate management, finance, operations, and the development of international markets. In 1987 and 1988, Mr. Wittwer was a senior member of the team that acquired and built ALPNET's global network of localization companies. This positioned the Company as an industry leader with broad service capabilities and coverage, complemented by its distinctive translation technology. Mr. Wittwer is a Certified Public Accountant.

James R. Morgan.  Mr. Morgan is a resident of the U.S. and is an attorney. He was appointed as Vice President Legal and Chief Legal Officer of the Company in February 2000 and as Secretary to the Board in May 2000. Mr. Morgan served as a director of the Company from May 1990 to December 1995. He was Chairman of the Board of the Company from May 1993 to December 1995. He was re-elected to the Board in May 1997. Mr. Morgan has extensive legal and business experience. Following his graduation from law school in 1973, Mr. Morgan clerked for a federal judge in Washington, D.C. Following his clerkship, he spent one year in private law practice in Washington, D.C., and four years in a law firm in Salt Lake City, Utah, specializing in general litigation. Mr. Morgan served as in-house legal counsel to a real estate syndication firm from 1980 to 1983. In 1983, he founded, and was an officer and director of his own real estate syndication firm. In 1987, he became legal counsel and director of NFT Ventures, Inc., a private venture capital firm which at the time, was a principal shareholder of ALPNET. While working for NFT Ventures, Inc., Mr. Morgan served as a director of several portfolio start-up technology firms. Mr. Morgan holds a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

Donald N. Reeves.  Mr. Reeves is a resident of the U.S. and has served as a director since August 1997. Mr. Reeves retired in 1996 as Senior Vice President of Technology Implementation with R.R. Donnelley & Sons Company. During his 38-year career with R.R. Donnelley, he was President of several divisions including Telecommunications, Electronic Graphics, and Financial Printing. During this time, Mr. Reeves also structured acquisitions of key translation and localization companies.

Darnell L. Boehm.  Mr. Boehm is a resident of the U.S., has served as a director since August 1999, and is a Certified Public Accountant. He has an extensive background in business and finance. He is the principal of Darnell L. Boehm & Associates, a management consulting firm. Since 1986, he has served as a Board member of AETRIUM, Inc., a public company and manufacturer of electromechanical equipment for handling and testing semiconductor devices. He also served as AETRIUM's Chief Financial Officer from 1986 to May 2000. Mr. Boehm is also a director of Rochester Medical Corporation, a public company that develops, manufactures, and markets medical products for the continence care market, and he serves on its audit and compensation committees.

Gerard J.M. Dijkstra.  Mr. Dijkstra is a resident of The Netherlands and has served as a director since November 1999. He has a Master of Science degree in Economics and is a CPA. Mr. Dijkstra is presently Executive Vice President of the Stork Technical Services Group, a group of operating companies which offers innovative and practical solutions in the field of maintenance and construction of all kinds of technical installations. Mr. Dijkstra is actively involved in finance, strategy, and manages international merger and acquisition projects. Mr. Dijkstra has over 25 years of experience in a variety of businesses, such as truck manufacturing, the electrical industry, and power plants. Mr. Dijkstra was appointed as a director of the Company in November 1999 in accordance with the provisions of the Stock Purchase Agreement relating to the Company's July 1999 acquisition of Technical Publications Services (TPS) B.V. from Stork N.V.

Eckart Wintzen.  Mr. Wintzen is a resident of the Netherlands and has served as a director since November 2000. In 1976, Mr. Wintzen founded Dutch-based BSO/Origin and developed it into one of the leading companies in global systems integration and facilities management, serving as CEO and later President. BSO/Origin offers a wide range of global IT services with more than 16,000 employees in 120 locations. In 1996, Mr. Wintzen sold BSO/Origin to Philips N.V. and started Ex'tent, his own "green and friendly" venture capital company. Mr. Wintzen has over 25 years of experience in the business-to-business technical and professional services industry.

COMMITTEES OF THE BOARD OF DIRECTORS
AND MEETING ATTENDANCE

     The Board of Directors has the responsibility of establishing broad corporate policies and overseeing the overall performance of the Company. Regular meetings of the Board of Directors are held each quarter, and special meetings are scheduled when required. There were four regular meetings of the Board of Directors during 2000. All directors attended all of the regular meetings.

    The Company has an Audit Committee composed of Messrs. Boehm, Reeves and Dijkstra, independent directors of the Company, for which information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

    The Company also has a Compensation Committee, currently comprised of Messrs. Eichner, Reeves and Morgan. The functions of the Compensation Committee include reviewing and making recommendations concerning the compensation of executive officers, the granting of stock options to employees, and the compensation policies of the Company. The Compensation Committee held one meeting in 2000.

COMPENSATION OF DIRECTORS

    During 2000, the chairman was paid $12,500 each quarter and the other non-employee members of the Board of Directors were paid a quarterly fee of $2,000. In total, $92,000 of director's fees were paid in 2000. Beginning third quarter, the Director's fee was increased to $4,000 per quarter. The additional fee of $2,000 for the third and fourth quarter was accrued and paid in February 2001. In 2000, the Board increased the Stock Options for the outside directors. The current number of Stock Options is as follows (see "Compensation Pursuant to Plans" elsewhere in this Proxy Statement):

Director	Number of Options Outstanding as of December 31, 2000

Michael F. Eichner	60,000
Donald N. Reeves	50,000
Darnell L. Boehm	50,000
Eckart J. Wintzen	50,000
Gerard J.M. Dijkstra	50,000

    These options have an exercise price of $.97 to $2.42 per share with vesting dates ranging from August 2000 through November 2006. Directors who are also employees of the Company did not receive any compensation related specifically to their service on the Board.

EXECUTIVE OFFICERS

     In addition to the executive officers who also serve as Directors, the following employee serves as an executive officer of the company.

Charles A. Noall, Vice President Worldwide Operations.  Mr. Noall is a resident of the U.K. and has served as Vice President Worldwide Operations since May 2000. He was elected COO in February 2001 and serves as a member of the Company's Corporate Management Team. Mr. Noall joined the Company in 1998 with responsibility as Regional Director for operations in northern and central Europe. Prior to joining ALPNET, Mr. Noall served from 1994 until November 1998 as Managing Director of Stork TPS, a subsidiary of $2.5 billion Netherlands-based Stork N.V., a company with global operations and approximately 20,000 employees. ALPNET acquired Stork TPS in July 1999. Mr. Noall has more than twenty years experience in information management consulting and the technical communications sectors having held senior management positions with European companies for the last 12 years.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of persons serving in the position of President of the Company during 2000, and the other most highly compensated executive officers (named executives) of the Company, whose total annual salary and other compensation exceeded $100,000 in 2000.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards

Name and Principal Position at December 31, 2000	Year	Salary(1) ($)		Other Annual Compensation(2) ($)	Securities Underlying Options (#)

Michael F. Eichner	2000			$50,000	60,000
Chief Executive Officer (Acting)	1999			50,000
Chairman of the Board of Directors	1998			$50,000
Jaap van der Meer	2000	$170,000			250,000
President	1999	150,000
President and CEO	1998	150,000
(October 1998-November 2000)
President (August 1997-October 1998)
John W. Wittwer	2000	155,810		1,934	200,000
Chief Financial Officer	1999	150,810		1,810
Vice President Legal	1998	150,810		1,810
James R. Morgan	2000	113,625	(3)	4,450	100,000
Chief Legal Officer	1999			8,000
Vice President Legal	1998			8,000
Charles A. Noall	2000	140,000		14,000	160,000
Vice President Worldwide Operations	1999	100,000		12,000	12,500
	1998	15,000	(3)		50,000
Geraldine Lim	2000	140,000			150,000
Vice President Systems and Technology	1999	135,000
(May 2000-December 2000)	1998	64,800
Vice President Operations and
Chief Operating Officer
(October 1998-May 2000)
Director ALPNET Asia
(through October 1998)
(1)
Certain of the amounts presented above represent salaries awarded in US dollars, but paid in foreign currencies. The amounts paid approximate the amounts awarded subject to minor foreign currency rate fluctuations.

(2)
Represents Directors' fees earned and the Company's contributions to retirement plans for the respective years.

(3)
Partial year compensation.

OPTION GRANTS IN 2000

     The following table sets forth certain information concerning options to purchase Common Stock granted during 2000 to the executives named in the Summary Compensation Table.

INDIVIDUAL GRANTS

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2000	Exercise Price ($/Share)	Expiration Date	5% ($)	10% ($)

Michael F. Eichner	60,000	3%	$2.42	05/24/2006	$49,382	$112,031
Jaap van der Meer	250,000	13%	2.42	05/24/2006	205,758	466,794
John W. Wittwer	200,000	10%	2.42	05/24/2006	164,606	373,436
James R. Morgan	100,000	5%	2.42	05/24/2006	82,303	186,718
Charles A. Noall	10,000	*	7.36	02/09/2006	25,031	56,787
	150,000	8%	2.42	05/24/2006	123,455	280,077
Geraldine Lim	150,000	8%	2.42	05/24/2006	123,455	280,077

*
Less than 1%

(1)
Potential realizable value assumes the stock price will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the six-year term of the option. The potential realizable value is:

•
the potential stock price per share at the end of the term based on the 5 percent and 10 percent assumed rates

•
less the exercise price per share

•
times the number of shares subject to the option

  These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN 2000
AND DECEMBER 31, 2000 OPTION VALUES

     The following table sets forth certain information concerning the exercise in 2000 of options to purchase Common Stock by the Executives named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 2000.

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at 12/31/00 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/00 ($)(2) Exercisable/Unexercisable

Michael F. Eichner	30,000	$20,520	0 / 60,000	$0 / $0
Jaap van der Meer	150,000	239,100	0 / 250,000	0 / 0
John W. Wittwer	305,666	343,924	0 / 200,000	0 / 0
James R. Morgan	30,000	19,590	0 / 100,000	0 / 0
Charles A. Noall	0	0	22,500 / 200,000	0 / 0
Geraldine Lim	200,000	214,205	0 / 150,000	0 / 0
(1)
The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the closing price of Common Stock as reported by the Nasdaq Stock Market for the exercise date) over the relevant exercise price and not necessarily the actual value realized by each individual.

(2)
Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option. The value is calculated based on the aggregate amount of the excess of the closing price of Common Stock as reported by the Nasdaq Stock Market for December 31, 2000 ($.438) over the relevant exercise prices.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission, with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

    The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held one meeting during fiscal year 2000.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

The Audit Committee
Darnell L. Boehm, Audit Committee Chair Donald N. Reeves, Audit Committee Member Gerard J.M. Dijkstra, Audit Committee Member

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors concerning the overall compensation for the Company's officers and other key executives. The Committee also oversees the granting of stock options to all executives and employees of the Company.

    The Company seeks to compensate executives at competitive levels, considering the overall size and growth rate of the Company, the complexity of the Company's operations (especially as it relates to its international operations), the Company's general financial performance (with a primary focus on levels of profitability), and each executive's individual contribution to meeting the Company's goals and objectives. The Company does not set specific, identified financial benchmarks to use in determining base salaries or other compensation of its executives. The Company's compensation is designed to attract and maintain highly qualified executives.

    The primary components of executive compensation are base salary, related fringe benefits such as insurance plan participation (on substantially the same terms as available to all other employees), and stock option grants.

Base Salary.  Each executive receives a base salary, denominated in the local currency of the country in which the executive resides. The base salaries for 2000 were approved by the Board of Directors in a meeting in November 1999. Base salary adjustments for the Company's executive officers for the year 2000 consisted of increases in the range of 3% to 38% as compared to 1999. These increases were determined based on the subjective collective judgements of the Compensation Committee members, using the factors discussed above as guidelines.

Stock Option Grants.  A significant component of each executive's total compensation consists of the receipt of stock options. One purpose of the granting of stock options is to reward individual performance that increases long-term shareholder value. Certain of the Company's executives were granted options in 1995 under the Company's 1996 Executive Stock Option Plan. This option plan expired by its terms on September 1, 2000. Executives holding stock options under this plan exercised their option rights prior to expiration. During 2000, Messrs. Eichner, Van der Meer, Wittwer, Morgan, Noall, and Ms. Lim were granted 60,000, 250,000, 200,000, 100,000, 160,000, and 150,000 shares of common stock, respectively. These shares are covered by the Company's 1983 Non-Statutory Stock Option Plan with vesting rates ranging from February 2001 through May 2006.

    From January 2000 to May 2000, the Compensation Committee consisted of Messrs. Eichner, Dijkstra and Reeves. From May 2000 to March 2001 the committee consisted of Messrs. Eichner, Reeves and Morgan. All final decisions of the Compensation Committee were approved unanimously by the committee and subsequently ratified by the Board of Directors.

Compensation Committee
Michael F. Eichner Donald N. Reeves James R. Morgan

STOCK PRICE PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Quantum MicroCap Benchmark. This graph assumes that $100 was invested on December 31, 1995 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Quantum MicroCap Benchmark.

    The Quantum MicroCap Benchmark was chosen because there is no published industry index for the industry in which the Company operates nor are there any public companies in the Company's industry, who have been public for the five-year period of comparisons, with published results from which to make a selection of peer issuers. The Quantum MicroCap Benchmark is an index of approximately 3,900 companies with an average market capitalization of approximately $61 million. The Company's market capitalization was approximately $14 million as of December 31, 2000.

COMPARISON OF STOCK PRICES FOR
ALPNET, INC., THE NASDAQ STOCK MARKET (U.S.),
AND QUANTUM MICROCAP BENCHMARK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

	ALPNET, Inc.	NASDAQ	Quantum MicroCap Benchmark

1995	100	100	100
1996	88	123	117
1997	114	151	145
1998	91	213	135
1999	262	395	190
2000	24	238	174

    There can be no assurance about the Company's stock performance in future periods. The Company does not make nor does it endorse any predictions as to the future stock price performance.

    The immediately preceding sections entitled "Compensation Committee Report on Executive Compensation" and "Stock Price Performance Graph" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission, may not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made with the Commission by the Company.

COMPENSATION PURSUANT TO PLANS

1983 Nonstatutory Stock Option Plan

    The Company has reserved 4,941,151 shares of Common Stock for issuance under its 1983 Non-Statutory Stock Option Plan, as amended (the "1983 Plan"). The 1983 Plan is administered by the Board of Directors (with recommendations from the Compensation Committee), which selects the optionees and determines: (i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price; and (iv) the duration of the option, which cannot exceed ten years from the date of the grant. The options granted pursuant to the Company's 1983 Plan are reserved for issuance to key employees, executive officers, directors and independent contractors of the Company and its subsidiaries. Generally, the options expire if employment is terminated and are non-transferable except by will or the laws of descent and distribution as to accrued or vested portions. In 1988, the initial term of the 1983 Plan expired. The Board of Directors has extended the term of the 1983 Plan to 2008.

    The Board of Directors may also grant stock appreciation rights ("SAR's") in connection with specific options granted under the 1983 Plan. Each SAR entitles the holder to either cash (in an amount equal to the excess of the fair market value of a share of the Company's Common Stock over the option price of the related option) or Common Stock (with the number of shares issued being determined by dividing the SAR's cash value by the fair market value of a share on the SAR exercise date). SAR's may be granted at the same time options under the 1983 Plan are granted and to holders of previously granted options. No SAR's have been granted.

    At December 31, 2000, 532,851 shares of Common Stock had been issued upon exercise of options granted under the 1983 Plan, and options to purchase an aggregate of 2,720,780 shares of the Company's Common Stock (net of exercises and cancellations) were outstanding under the 1983 Plan. Based on 4,941,151 shares currently reserved for issuance and 3,253,631 shares issued or issuable upon exercise of options granted under the 1983 Plan, options for an additional 1,687,520 shares could be granted in the future, under terms of the Plan.

1996 Executive Stock Option Plan

    The Company had a 1996 Executive Stock Option Plan (the "1996 Plan"), under which 2,173,332 shares were issued. The 1996 Plan expired on September 1, 2000. All existing and outstanding options were exercised by the option holders prior to September 1, 2000 and 776,668 unissued shares were transferred to the 1983 Nonstatutory Stock Option Plan.

Profit Sharing 401(k) Plan

    In January 1986, the Company adopted a contributory profit sharing plan ("Plan") which is designed to meet the requirements for qualification under Section 401(k) of the Internal Revenue Code. The adoption of the Plan was approved by the Board of Directors in November 1985. Under the provisions of the Plan, covered U.S. employees may elect a salary reduction and have amounts equal to the reduction of salary contributed to the Plan for their benefit, which contribution is excluded from the employees' taxable income. The Company has discretionary authority to make additional contributions to the Plan for the benefit of employees. The total of the Company's deductible annual contribution may not exceed 20% of the employee's annual compensation, reduced by such employee's elective deferral of compensation, which may not exceed $10,500 per annum. Company contributions to the Plan were $30,400, $30,000, and $50,680 in 2000, 1999 and 1998, respectively, of which a total of $1,934 was for the benefit of Mr. Wittwer and $450 for Mr. Morgan in 2000, and $1,810 for Mr. Wittwer in 1999 and 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Reference is made to the section, "Compensation Pursuant to Plans" for information related to options granted to certain officers and directors.

LITIGATION INVOLVING EXECUTIVE OFFICERS AND DIRECTORS

    During the past five years, no executive officer or director of the Company has been, nor is presently, involved in any litigation material to such executive officer's or director's ability to serve as such or as to his integrity.

RATIFICATION OF SELECTION OF AUDITORS
(Proposal No. 2)

    Subject to ratification by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as auditors of the financial records of the Company and its subsidiaries for the fiscal year ending December 31, 2001. The accounting firm of Ernst & Young LLP, and its predecessors, has been the independent auditor of the Company since 1983. Fees for the last fiscal year were annual audit, $244,000, audit related services, $65,000 and all other non audit services, $89,000.

    One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

    The selection of Ernst & Young LLP will be submitted for ratification by the shareholders at the annual meeting. The Board of Directors recommends a vote "FOR" ratification of the selection.

VOTE NECESSARY FOR APPROVAL

    A majority of the outstanding shares of Common Stock and Common Stock equivalents of the Company represented at the annual meeting shall constitute a quorum of the shareholders. Each matter to be voted upon at the annual meeting for which this proxy statement is provided will be approved and adopted if at least a majority of all outstanding shares of Common Stock and Common Stock equivalents of the Company voted at the meeting are cast in favor of such approval and adoption.

SHAREHOLDER PROPOSALS

    Any shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in the year 2002 must be received by the Company by December 1, 2001 to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

    Neither the Company nor any of the persons named as proxies know of matters other than those stated above to be presented and voted on at the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment on such matters.

ANNUAL REPORT

    The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2000 includes the Company's Annual Report on Form 10-K and has been mailed with this proxy statement to shareholders of record as of March 15, 2001, but it is not deemed a part of the proxy soliciting materials.

FINANCIAL STATEMENTS

    Financial statements for the Company and its subsidiaries are included in the Annual Report on Form 10-K for the Year 2000, which is being furnished to all shareholders along with this Proxy Statement.

    EXHIBITS TO THE FORM 10-K WILL BE FURNISHED ONLY UPON SPECIFIC REQUEST AND UPON PAYMENT OF A FEE REPRESENTING THE EXPENSES OF FURNISHING ANY SUCH EXHIBITS.

By Order of the Board of Directors
James R. Morgan Secretary
Salt Lake City, Utah March 27, 2001

APPENDIX A

AUDIT COMMITTEE CHARTER

Preamble

    In accordance with the authority set forth in Section 3.15 of the By-Laws of theCompany, and in order to comply with Securities and Exchange Commission and Nasdaq requirements, the purposes of which are to strengthen the independence and effectiveness of audit committees, thereby providing for accountability among the outside directors, management and the audit committee, to assure processes are in place to provide sound controls to reduce business risk, and to enhance the reliability and credibility of financial statements of public companies, the Company hereby adopts the following Audit Committee Charter, effective as of the 24th day of May 2000. This Charter shall govern the operations of the Audit Committee and shall be reviewed, reassessed and approved at least annually by the Board of Directors.

CHARTER

I. Organization.

    There shall be an Audit Committee appointed by the Board of Directors composed of a minimum of three (3) and a maximum of six (6) directors, a majority of which are outside non-executive directors, that are independent of the management of the Corporation. Members of the committee shall elect among themselves one director to serve as the chairman of the committee, who shall serve for a period of one year or until a successor shall be appointed by the committee. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the company. All committee members shall be financially literate (able to read and understand fundamental financial statements, including a company's balance sheet, income statement, statement of cash flow, and key performance indicators), or shall become financially literate within a reasonable time after appointment to the committee, and at least one member shall have accounting or related financial management expertise, including knowledge of the regulatory reporting requirements. In selecting members qualified to serve, the Board of Directors shall adhere to the guidelines relating to "independence" as set forth in the SEC and Nasdaq standards.

II. Statement of Policy.

    The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditorsand management of the company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the company and the power to retain outside counsel, or other experts for this purpose.

III. Responsibilities and Processes.

    The primary responsibility of the audit committee is to oversee the company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  •
  The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee as representatives of the company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the company, and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the company's independent auditors, subject to shareholder's approval.

  •
  The committee shall discuss with the independent auditors the overall scope and plan for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the the independent auditors, with and without management present, to discuss the results of their examination.

  •
  The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  •
  The committee shall review with management and the independent auditors the financial statements to be included in the company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of From 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

PROXY FOR 2001 ANNUAL MEETING
OF SHAREHOLDERS OF
ALPNET, INC.

4460 South Highland Drive, Suite #100
Salt Lake City, Utah 84124-3543

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James R. Morgan and John W. Wittwer, and each of them, as proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all shares of Common Stock of ALPNET, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 23, 2001, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below, and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS
	/ /	FOR all nominees listed below (except as marked to the contrary below)	/ /	WITHHOLD AUTHORITY to vote for all nominees listed below

  [INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.]

  Michael F. Eichner
  Jaap van der Meer
  John W. Wittwer
  James R. Morgan
  Donald N. Reeves
  Darnell L. Boehm
  Gerard J.M. Dijkstra
  Eckart J. Wintzen

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
	/ / FOR	/ / AGAINST	/ / ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND OTHERWISE IN THE DISCRETION OF ANY OF THE PROXIES.

Please sign exactly as your name appears on the label to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Stockholder Signature

DATED this      day of           2001.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE	Stockholder Signature (Joint Signature if Applicable)

QuickLinks

PROXY STATEMENT
COMPENSATION OF DIRECTORS
COMPENSATION PURSUANT TO PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
LITIGATION INVOLVING EXECUTIVE OFFICERS AND DIRECTORS
RATIFICATION OF SELECTION OF AUDITORS (Proposal No. 2)
VOTE NECESSARY FOR APPROVAL
SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT
FINANCIAL STATEMENTS